Exhibit 99.1

Cassava Sciences Announces Pharmaceutical Supply Agreement for Simufilam

AUSTIN, TX – March 9, 2021 – Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company developing product candidates for Alzheimer’s disease, today announced it has entered into a drug supply agreement with Evonik Industries AG for simufilam. Under the agreement, Evonik will supply Cassava Sciences with large-scale, clinical-grade quantities of simufilam, a drug candidate for the treatment of Alzheimer’s disease.

“I am pleased with our success to date in being an effective collaborator with Evonik, a company with a long, successful and reliable track record of supporting pharmaceutical supply chains,”  said Remi Barbier, President and CEO of Cassava Sciences.

“We are delighted to be collaborating with Cassava and contributing to fight Alzheimer’s together. We are committed to supporting Cassava in their goals to maintain the quality of life for millions of patients around the world and to further advance potential treatment options”, says Dr Thomas Riermeier, head of Evonik’s Health Care business line. Evonik is one of the world’s largest contract development and manufacturing organizations (CDMO) for active pharmaceutical ingredients and advanced intermediates.

Cassava Sciences, Inc.

March 9, 2021

About Evonik

Evonik is one of the world leaders in specialty chemicals. The company is active in more than 100 countries around the world and generated sales of €12.2 billion and an operating profit (adjusted EBITDA) of €1.91 billion in 2020. Evonik goes far beyond chemistry to create innovative, profitable and sustainable solutions for customers. More than 33,000 employees work together for a common purpose: We want to improve life today and tomorrow.

About Cassava Sciences, Inc.

Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. For more information, please visit: https://www.CassavaSciences.com.

For More Information Contact:

Eric Schoen, Chief Financial Officer

eschoen@CassavaSciences.com

(512) 501-2450

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